Exhibit 10.1

MALL OUTPARCEL LEASE AGREEMENT

This Mall Outparcel Lease Agreement (the “Lease”) is made this 2nd day of September, 2005, this being the date the Landlord has executed this Lease, (the “Effective Date”) by and between Landlord and the Tenant and shall consist of the following Specific Lease Provisions and the attached Exhibits which are incorporated by reference provided Bank is diligently pursuing opening:

SPECIFIC LEASE PROVISIONS

1.	Exhibits: (Line through non-applicable Exhibits)
A. Mall Outparcel General Lease Provisions
B. Mall Site Plan
C. None
D. Mall Outparcel Tenant Construction Obligations
E. None
F. Construction Drawings and Photographs
G. Mall Outparcel Exclusives
H. None

2.	Mall: Wilson Mall, formerly known as Parkwood Mall

3.	Landlord:

Post Office Box Address	Street Address

(Required Rent Payment and
Sales Reporting Address)
H/S WILSON, LLC	H/S WILSON, INC.
c/o Hull Storey Retail Group, LLC	c/o Hull Storey Retail Group, LLC
PO Box 204227	1190 Interstate Parkway
Augusta, GA 30917-4227	Augusta, GA 30909
Phone (706) 863-2222
Fax: (706) 868-7457
Email: Leasingadmin@hullstorey.com

4.	Tenant:

Street Address	Post Office Box Address

Cornerstone Bank and	Cornerstone Bank and
CB Financial Corporation	CB Financial Corporation
3710 Nash Street North	PO Box 8189
Wilson, NC 27896	Wilson, NC 27893
Phone: (252) 243-5588	Fax: (252) 243-7811
Email: nosborn@thecornerstonebank.com

5.	Tenant’s Trade Name: Cornerstone Bank and CB Financial Corporation

6.	Guarantor: Intentionally left blank.

7.
Premises: All that parcel of land situated and being in the City of Wilson, Wilson County, North Carolina and consisting of approximately 18,750 square feet and fronting 150 feet more or less on Ward Boulevard and with a depth of approximately 125 feet more or less all as outlined on Exhibit B-1.

8.	Building Square Feet: 3,422 approximately

9.	Permitted Use: Commercial and Retail Banking and related purposes and for no other purpose without Landlord’s consent.

10.	Lease Term: Approximately seven (7) years commencing upon the Effective Date and expiring on September 30, 2012.

11.	Target Tender Date: September 1, 2005

12.	Rent Commencement Date: November 1, 2005 or date Bank opens, whichever is later. Provided Bank is diligently pursuing opening.

13.	Expiration Date: October 31, 2012

14.	Options: One option term of eight (8) years commencing on September 1, 2012 and expiring on August 31, 2020.

First Option
		Per Month	Per Annum	Per Month	Per Annum
15.	Minimum Rent:	$3,600	$43,200	$4,200	$50,400
16.	Common Area Maintenance, Taxes and Insurance	$-0-	$-0-	$-0-	-0-
17.	Trash Removal	$-0-	$-0-	$-0-	-0-
18.	Promotional Fee	$-0-	$-0-	$-0-	-0-
19.	HVAC Maintenance	$-0-	$-0-	$-0-	-0-
20.	Access Point Maintenance	$-0-	$-0-	$-0-	$-0-
21.	Monthly Rent	$3,600	$43,200	$4,200	$50,400

22.	Percentage Rent Rate: N/A Breakpoint: N/A

23.	Prepaid Rent Deposit: Waived

24.	Security Deposit: Waived

25.	Brokers: None

26.	Special Stipulations - Mall Outparcel Landlord Construction Obligations:

None. The Premises are delivered “As Is”.

27.	Special Stipulations - Mall Outparcel Tenant Construction Obligations:

The parties contemplate that Tenant will remodel and renovate the Premises to the standard of a first class retail branch banking facility in accordance with plans and specifications (the “Improvements”), which will be previously approved by Landlord, which consent will not be unreasonably withheld.

28.	Special Stipulations - Other:

•
Tenant shall insure the Improvements upon the Premises naming the Landlord as an additional loss payee. Tenant shall be responsible for all maintenance and all required replacements for all Improvements upon the Premises including without limitation all roofing, paving, plumbing, electrical and HVAC to keep in good repair and condition, reasonable wear and tear excepted. This is a “net” lease with Tenant being financially responsible for all taxes, insurance and maintenance as provided more specifically in Exhibit A. The parties will cooperate in having the Premises subdivided into a separate tax parcel and Landlord shall pay for the cost of any necessary survey.

•	Tenant is granted the non-exclusive right to access and use parking areas within 100 feet of the Premises within the Landlord’s parking lot as shown on Exhibit B-1.
•
Tenant shall be entitled to a rent credit of up to $43,200 during the course of the Lease Term (and any option period provided hereunder or other additional extension of hereof agreed to by Landlord and Tenant) in consideration for Improvements that Tenant plans to make to the Premises and existing structures on the Premises subject to the following conditions:

o
Documentation that Tenant has made real property Improvements to the Premises equal to or more than the credit claimed with such claims to be submitted not more than four (4) times during the Lease Term, Option Term and other extension, as applicable; and

o	Tenant shall not otherwise be in default hereunder.
•
Upon submission of documentation of such Improvements as provided above, Tenant shall receive an abatement of Monthly Rent in the amount of the documented improvements of up to the maximum rent credit as set forth above for the next succeeding month(s) until the amount of the Monthly Rent abatement hereunder equals the amount of Improvements for which documentation was submitted at which time Tenant shall then resume making Monthly Rent payments in accordance with the terms of this lease.

29.	As of the Effective Date, Section V contained in the Mall Outparcel General Lease Provisions of the Lease shall be deleted in its entirety and the following be substituted in lieu thereof:

“Quiet Enjoyment and Title

5.1
Covenant of Quiet Enjoyment. Subject to the terms of this Lease, upon paying the Monthly Rent and Additional Rent and performing the other terms, covenants and conditions of this Lease on Tenant’s part to be performed, Tenant shall and may peaceably and quietly have, hold, occupy, possess and enjoy the Premises during the Lease Term.

5.2
Right to Possession. Landlord covenants, warrants and represents that: (a) the Premises are now unoccupied and tenant-free, (b) absolute, tenant-free possession of the Premises will be delivered to Tenant on the Effective Date, and (c) the Premises will thereafter remain tenant-free up to and including the date of Tenant’s acceptance of possession of the Premises on the Rent Commencement Date.

5.3
Ownership; Authority; Restrictions. Landlord covenants, warrants and represents that: (a) Landlord is the fee simple owner of the Premises; (b) Landlord has the full right and lawful authority to lease the Premises for the Lease Term and as set forth in this Lease; (c) there are no zoning or other ordinance, restrictive covenant or other encumbrance or restriction affecting the Premises which would prohibit the construction of the Improvements or the use and occupancy of the Premises for the use described in Paragraph 9 of the Specific Lease Provisions or is inconsistent with the terms of this Lease; (d) no joinder or approval of any person or entity is required with respect to Landlord’s right and authority to enter into this Lease, including any lender; (e) there is no underlying or superior lease with respect to the Premises; and (f) there are no exclusive use agreements affecting Tenant’s use of the Premises as provided for under this Lease.”

30.	As of the Effective Date, Section 7.7 contained in the Mall Outparcel General Lease Provisions of the Lease shall be deleted in its entirety and the following be substituted in lieu thereof:

“Hazardous Materials.
(a)
Landlord’s Liability. Landlord hereby represents and warrants that, to the best of its actual knowledge without investigation, there does not exist on, in or under the Premises any “hazardous substance” or “hazardous waste” as those terms are used under the various applicable federal and state environmental laws, including, without limitation, petroleum, petroleum products and asbestos-containing materials (“Hazardous Material”).

(b)
Tenant’s Liability. Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances or materials on or from the Premises. Tenant shall not allow the storage or use of such substances or materials in or on the Premises in any manner not sanctioned by law and by the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into or on the Premises, any such materials or substances except to use in the ordinary course of business. If any such Hazardous Material is discovered at any time during the Lease Term or any time thereafter under circumstances in which it is reasonably clear that such Hazardous Material became present at any time between the Rent Commencement Date and the expiration or earlier termination of this Lease, Tenant shall indemnify, defend with counsel reasonably satisfactory to Landlord, and hold and save Landlord harmless from and against all claims, liabilities, actions, judgments, responsibilities and damages of every kind and nature arising from or related to the presence of such Hazardous Material during said period, including investigation costs, engineering fees, remediation costs and reasonable attorney’s fees.

(c)
Reporting. Tenant shall notify Landlord in writing immediately after any of the following: (i) Tenant has knowledge, or has reasonable cause to believe, that any Hazardous Material(s) have been released, discharged or located on, under or about the Premises or the Mall, or (ii) Tenant receives any warning, notice of inspection, notice of violation or alleged violation, or Tenant receives notice or knowledge of any proceeding, investigation, order or enforcement action, under any Environmental Law regarding the Premises or the Mall Site.

(d)	Definitions.
“Hazardous Materials” shall mean any materials, substances, wastes, chemical substances, or mixtures presently listed, defined, designated, or classified as hazardous, toxic, or dangerous, or otherwise regulated, under any Environmental Laws, whether by type, quantity or concentration, including without limitation pesticides, pollutants, contaminants, toxic chemicals, oil, or other petroleum products, byproducts or additives, asbestos or materials containing (or presumed to contain) asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, lead, radon, methyl tertiary butyl ether (“MTBE”) or radioactive material.

“Environmental Laws” shall mean, without limitation:

(i)
all federal, state and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law for the protection of human health, natural resources, or the environment (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act; the Superfund Amendment and Reauthorization Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Oil Pollution Act; the Coastal Zone Management Act; any “Superfund” or “Superlien” law; the North Carolina Oil Pollution and Hazardous Substances Control Act; the North Carolina Water and Air Resources Act; and the North Carolina Occupational Safety and Health Act, including any amendments thereto from time to time); and

(ii)
all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, or clean-up of any “Hazardous Materials” (as defined above).”

31.	As of the Effective Date, Section IX contained in the Mall Outparcel General Lease Provisions of the Lease shall be amended to add the following provision:

“9.4 Title to Improvements.  At all times while this Lease is in force and effect, title to the Improvements shall belong solely to Tenant. Upon the termination or expiration of this Lease, title to the Improvements shall pass free and clear of any and all liens or encumbrances to Landlord, without payment therefor to Tenant, and Tenant shall have no further rights therein.”

32.	As of the Effective Date, Section X contained in the Mall Outparcel General Lease Provisions of the Lease shall be deleted in its entirety and the following be substituted in lieu thereof:

“X. COMMON AREAS.

10.1
Definition of Common Areas. Landlord shall make available within the Mall Site such common areas, including, but not limited to, parking areas, driveways, truckways, delivery passages, loading docks, pedestrian sidewalks and ramps, access and egress roads, and other facilities necessary to provide access to and reasonable use of the Premises and as Landlord in its sole discretion shall deem appropriate (“Common Area” or “Common Areas”). It is hereby expressly understood and agreed by Landlord and Tenant that Landlord shall operate, manage, equip, light, repair and maintain said Common Areas such that the Common Areas are fit for their intended purposes and in such manner as Landlord in its sole discretion shall reasonably determine, and Landlord reserves the right to change from time to time the size, location, nature and use of any Common Area, to sell or lease any portion thereof, and to make additional installations therein and to move and remove the same. The Mall Outparcel does not constitute part of the Common Areas.

10.2
Useof Common Areas. Tenant and its concessionaires, officers, employees, agents, customers and invitees shall have the non-exclusive right in common with Landlord and all others to whom Landlord has or may hereafter grant rights, to use the Common Areas as designated from time to time by Landlord, subject to such reasonable rules and regulations as Landlord may from time to time impose. Tenant agrees after notice thereof to abide by such rules and regulations and to use its best efforts to cause its concessionaires, officers, employees, agents, customers and invitees to conform thereto. Landlord may at any time close temporarily any Common Area to make repairs or changes, to prevent the acquisition of public rights in such area or to discourage non-customer parking; and Landlord may do such other acts in and to the Common Areas as in its judgment may be desirable to improve the convenience thereof. Tenant shall not at any time interfere with the rights of Landlord and other tenants, its and their concessionaires, officers, employees, agents, customers and invitees, to use any part of the parking areas and other Common Areas.

Landlord reserves the right to grant to third persons the non-exclusive right to cross over and use, in common with Landlord and all tenants of the Mall Site, the Common Areas as designated from time to time by Landlord.”

10.3	SEE ATTACHED FOR SECTION 10.3

33.	As of the Effective Date, Section XIII contained in the Mall Outparcel General Lease Provisions of the Lease shall be deleted in its entirety and the following be substituted in lieu thereof:

“XIII. INDEMNITY AND INSURANCE

13.1
Tenant’s Indemnification of Landlord. Tenant agrees to indemnify, protect, defend and hold Landlord and Landlord’s partners, shareholders, employees, lender and managing agent harmless from and against any and all claims, losses, costs, liabilities, actions and damages, including, without limitation, reasonable attorneys’ fees and costs by or on behalf of any person or persons, firm or firms, corporation or corporations, arising from any breach or default on the part of Tenant in the performance of any representation, warranty, covenant or other agreement on the part of Tenant to be performed, pursuant to the terms of this Lease, or arising from the gross negligence or willful misconduct on the part of Tenant or its agents, contractors, servants, employees or licensees, or arising from any accident, injury or damage to the extent caused by Tenant or its agents or employees to any person, firm or corporation occurring during the Term of this Lease or any renewal thereof, in or about the Mall Site, and from and against all costs, reasonable attorneys’ fees, expenses and liabilities actually incurred in or about any such claim or action or proceeding brought thereon, provided Tenant is given written notice of any such claims, losses, costs, liabilities, actions and damages and the opportunity to participate in the defense thereof; and in case any action or proceeding be brought against Landlord or its managing agent by reason of any such claim, Tenant, upon notice from Landlord, covenants to resist or defend such action or proceeding by counsel reasonably satisfactory to Landlord.

13.2
Landlord’s Indemnification of Tenant. Landlord agrees to indemnify, protect, defend and hold Tenant and Tenant’s partners, shareholders, and employees harmless from and against any and all claims, losses, costs, liabilities, actions and damages, including, without limitation, attorneys’ fees and costs by or on behalf of any person or persons, firm or firms, corporation or corporations, arising from any breach or default on the part of Landlord in the performance of any representation, warranty, covenant or other agreement on the part of Landlord to be performed, pursuant to the terms of this Lease, or arising from the gross negligence or willful misconduct of Landlord or its agents, contractors, servants, employees or licensees occurring during the term of this Lease or any renewal thereof, in or about the Mall Site, and from and against all costs, reasonable attorney fees, expenses and liabilities actually incurred in or about any such claim or action or proceeding brought thereon; and in case any action or proceeding be brought against Tenant or its managing agent by reason of any such claim, Landlord, upon notice from Tenant, covenants to resist or defend such action or proceeding by counsel reasonably satisfactory to Tenant and assist or cooperate in the defense thereof.

13.3	Insurance. Tenant shall procure and maintain throughout the Lease Term a policy or policies of:

(i) Liability. Comprehensive general liability insurance with broad form contractual liability coverage, at its sole cost and expense, insuring both Landlord and Tenant against all claims, demands or actions arising out of or in connection with Tenant’s use or occupancy of the Premises, or by the condition of the Premises, or Tenant’s indemnity obligations set forth in this Lease; the limits of such policy or policies to be in an amount of not less than $1,000,000 in respect of injuries or death due to any one accident or disaster, and in an amount of no less than $1,000,000 in respect to property damage; and

(ii) Casualty. Property insurance covering any peril generally included in the classification “all risks” covering the improvement upon the Premises in an amount not less than one hundred percent (100%) of their full replacement cost.

Tenant shall provide Landlord at its Post Office Box address with a copy of such insurance with Landlord named as an Additional Insured prior to Tenant taking possession of the Premises. All such insurance shall be written by insurance companies licensed to do business in the State to which the Premises is located and otherwise reasonably satisfactory to Landlord. Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least thirty (30) days prior to cancellation of such insurance. Such policies or duly executed certificates of insurance shall be promptly delivered to Landlord and renewals thereof shall be delivered to Landlord at least thirty days prior to the expiration of the respective policy terms. If Tenant should fail to comply with the foregoing requirements relating to insurance, Landlord may obtain such insurance and Tenant shall pay the Landlord on demand as Additional Rent hereunder the premium cost thereof plus interest at the Interest Rate from the date of payment by Landlord until repaid by Tenant.”

34.	As of the Effective Date, Section XV contained in the Mall Outparcel General Lease Provisions of the Lease shall be deleted in its entirety and the following be substituted in lieu thereof:

“XV. DAMAGE BY CASUALTY

15.1
No Abatement of Rent. Notwithstanding any statute or rule of law of the state in which the Premises are located to the contrary, if the Premises, any improvements thereon or any part thereof are damaged or destroyed by fire or other casualty, this Lease shall continue in full force and effect and such damage or destruction shall not affect, abate or mitigate Tenant’s obligation to pay rental or other sums due hereunder except as provided in the Special Stipulation unless such fire or other casualty is caused by or arises from any negligent act or omission on the part of Landlord or Landlord’s agents, employees, representatives or contractors in which case the payment of Monthly Rent and Additional Rent hereunder shall abate or be mitigated in accordance with applicable laws of the State of North Carolina and Tenant shall be entitled to indemnification as provided herein.

15.2
Restoration of Improvements. In the event of damage to or destruction of the Improvements, then, within a reasonable period of time after the date of the damage or destruction, Tenant shall proceed to repair, restore, and replace the Improvements. The proceeds received from Tenant’s property insurance on the Premises and any Improvements shall be placed in an escrow account and shall be applied exclusively to the costs of repairs and replacements. The escrow account shall be maintained by Landlord or by Tenant’s leasehold mortgagee, if required, and shall be disbursed during the course of the repairs. If the insurance proceeds are insufficient to pay the costs of the repair work, Tenant shall pay any and all deficiency. Except as expressly provided otherwise in this Lease, Landlord shall not be obligated to make any payment, disbursement or contribution towards the cost of the repairs or replacements. If the proceeds exceed the cost of such work, Tenant may retain the excess, except that, where any leasehold mortgage contains a contrary provision regarding the excess, such provision shall govern the application of the excess insurance proceeds. Notwithstanding the foregoing, if such damage or destruction occurs within two (2) years prior to the end of the Term, then Tenant may elect to terminate this Lease by giving Landlord written notice of the same within thirty (30) days following such damage or destruction, in which event all insurance proceeds by reason of such damage or destruction shall be payable to Landlord subject to any superior right of Tenant’s mortgages in such proceeds under a deed of trust or other similar instrument evidencing indebtedness. Promptly following any fire or other casualty damage to the Improvements, Tenant shall remove any debris or other materials that may interfere with or create a hazard with respect to the Shopping Center.”

35.	As of the Effective Date, Section XVI contained in the Mall Outparcel General Lease Provisions of the Lease shall be deleted in its entirety and the following be substituted in lieu thereof:

“XVI. EMINENT DOMAIN

16.1
Complete Taking. If, at any time during the Lease Term, the whole of the Premises is taken for any public or quasi-public purpose by any lawful power or authority by the exercise of the right of condemnation or eminent domain, including any such taking by “inverse condemnation,” then this Lease shall terminate as of the earlier of the date that title vests in the condemnor or the date that the condemnor takes possession of the property so taken (“Date of Taking”). In such event, Monthly Rent, all Additional Rent, and all other charges payable hereunder shall be prorated and paid to such date of termination.

16.2
Partial Taking. If, at any time during the Lease Term, more than fifteen percent (15%) of the square footage of the Improvements including parking areas on the Premises, or any part of a driveway or other access way which is reasonably necessary for access to the business on the Premises is taken for the purposes set forth in Section 16.1 and Landlord cannot provide alternative and reasonable parking areas, driveways or access, and such taking materially, adversely affects the operation of Tenant’s business on the Premises, Tenant shall have the right to terminate this Lease as of the Date of Taking, by giving written notice of such termination to Landlord within ninety (90) days after the date of Tenant’s receipt of notice of such taking. In such event, Monthly Rent, all Additional Rent, and all other charges payable hereunder shall be prorated and paid to the date of termination.

16.3
Allocation of Condemnation Award. If the whole or a part of the Premises is taken by condemnation, Landlord shall have the unqualified right to pursue its remedies against the condemnor for the full value of Landlord’s fee interest and other property interests in and to the Premises. Similarly, Tenant shall have the unqualified right to pursue its remedies against the condemnor for the full value of Tenant’s leasehold interest and other property interests in and to the Premises. If the laws of the state in which the Premises are located allow or require the recovery from the condemnor to be paid into a common fund or to be paid to Landlord only, and if such recovery is so paid into a common fund or to Landlord only, then the recovery so paid shall be apportioned between the parties according to the value of their respective property interests as they existed on the date of the condemnation, giving due consideration for the number of years remaining in the Term and the condition of the buildings and other Improvements comprising the Premises. Tenant shall not be entitled to share in any awards to Landlord for the value of any land owned by Landlord, which is the subject of the taking. The provisions of this Section 16.3 shall survive any termination of this Lease pursuant to the provisions of Section 16.1 or 16.2.

16.4
Rent Reduction in Case of Partial Taking; Restoration. If, at any time during the Lease Term, a part of the Premises is taken by condemnation and Tenant is not entitled to or does not exercise its right to terminate, this Lease shall continue in full force and effect, except that Minimum Monthly Rent shall be reduced as of the Date of Taking, so that for the remainder of the Term, Tenant shall pay only such portion of the Monthly Rent as the rental value of the part remaining after condemnation bears to the rental value of the entire Premises at the date of condemnation with such amount to be determined by multiplying the Monthly Rent then in effect by a fraction of which the numerator is the square footage of the Premises after the condemnation and the denominator is the square footage of the Premises prior to the condemnation. Tenant shall perform the construction, repair, alteration or restoration of the remaining part of the Premises so the same shall continue to be suitable for the use made by Tenant immediately prior to the condemnation; provided, however, that the condemnation award shall be made available to pay for such repairs and Tenant shall not be obligated to expend an amount greater than the amount awarded to Landlord and Tenant on account of the taking of the Improvements, exclusive of that portion of the award attributable to real property taken. If the amount awarded to Landlord and Tenant on account of the taking is not sufficient to permit Tenant to so alter, repair, and restore the Premises, Tenant shall notify Landlord of such deficiency within thirty (30) days after the Date of Taking and Landlord may elect to contribute the amount of the deficiency to the cost of the repair and restoration or to terminate this Lease. Landlord shall notify Tenant of its election within thirty (30) days after the date on which Landlord receives the notice of deficiency from Tenant. If Landlord elects to terminate the Lease, the termination shall be effective as of the Date of Taking and all Monthly Rent, Additional Rent and other charges payable hereunder shall be prorated and paid to such date of termination. The condemnation award received by Landlord and Tenant shall be allocated as set forth in Section 16.3 above.”

36.	As of the Effective Date, Section XVIII contained in the Mall Outparcel General Lease Provisions of the Lease shall be deleted in its entirety and the following be substituted in lieu thereof:

“XVIII. TAXES

18.1
Real Property Taxes and Assessments. From and after the Rent Commencement Date, Tenant shall pay directly to the taxing authority all real property taxes and assessments, or installments thereof, whether general or special, or ordinary or extraordinary, every nature, name and kind whatever, including all governmental charges of whatever nature or kind, which are levied, assessed, charged or imposed against the Premises or any part of the Premises, the Improvements, the leasehold of Tenant under this Lease or against Tenant by reason of ownership of the Improvements and become due during the Term, at least ten (10) days before the date on which payment of such taxes or assessments would be delinquent. The amount of such taxes and assessments shall constitute “Additional Rent” hereunder. If any tax or assessment is payable in installments, Tenant may pay the tax or assessment in the maximum number of installments permitted by the applicable taxing authority as each becomes due and prior to the delinquency date therefor. In no event shall Tenant be required to pay any taxes or assessments attributable to any period before the Rent Start Date or after the expiration of the Term.

18.2	Personal Property Taxes. During the Lease Term, Tenant shall pay all personal property taxes levied upon the personal property on the Premises, before the date on which such taxes would be delinquent.

18.3
Proration. All of the costs, expenses and charges referred to in this Article XVIII (“Impositions”), except personal property taxes and utility or other charges attributable solely to the operation of Tenant’s business on the Premises, shall be prorated between the parties for the first year of the Term, as of the Rent Commencement Date, and for the last year of the Term, as of the expiration or termination date. Landlord and Tenant agree that until such time as Wilson County assigns the Premises a separate tax lot number and assesses taxes against the Premises separate from the remainder of the Mall Site, Tenant shall pay Landlord on demand as Additional Rent a pro-rata share of the ad valorem taxes assessed against the Mall Site based on the relationship of the square footage of the Premises to the total square footage of the Mall Site.

18.4
Contest. Tenant may, at its expense, contest any Impositions levied or charged against the Premises in any manner permitted by law, in Tenant’s name and, whenever necessary, in Landlord’s name. Landlord shall cooperate with Tenant and execute any documents or pleadings required for such purpose. Such contest may include appeals from any judgments, decrees or orders until a final determination is made by a court or governmental department or authority having final jurisdiction in the matter. Before commencing any such contest, Tenant shall obtain a surety bond in favor of Landlord sufficient to cover the amount of the possible Imposition which would be due if the decision were adverse to Tenant.”

37.	As of the Effective Date, Section XX contained in the Mall Outparcel General Lease Provisions of the Lease shall be deleted in its entirety and the following be substituted in lieu thereof:

“XX. LEASE CONTINGENCY

This Lease is contingent upon Tenant’s receipt of all required regulatory approvals for opening and operating a bank branch location at the Premises. In the event this contingency is not satisfied, this Lease shall be null and void and neither the Landlord nor the Tenant shall have any further obligation to the other and neither shall be liable to the other for any damages.”

38.	As of the Effective Date, Section XXII contained in the Mall Outparcel General Lease Provisions of the Lease shall be deleted in its entirety and the following be substituted in lieu thereof:

“XXII. SUBORDINATION & ESTOPPEL.

This Lease is subordinate to any mortgage, deed of trust, or deed to secure debt (hereinafter referred to as “Mortgage”) that Landlord may now or hereafter be placed upon the Mall and/or the Mall Outparcel and to any and all advances to be made thereunder, or modifications, replacements or extensions thereof. If Landlord sells, transfers, or conveys Landlord’s interest in the Premises or this Lease, or if the same is foreclosed judicially or nonjudicially, or otherwise acquired, by a Mortgagee, upon the request and at the sole election of Landlord’s successor, Tenant shall attorn to said successor, provided said successor accepts the Premises subject to this Lease.

Provided that Landlord delivers to Tenant an agreement in writing and in recordable form from any future mortgagee or holder of a deed of trust or other encumbrance with respect to the Premises to the effect that:

a.  Such person shall not for any reason disturb the possession, use or enjoyment of the Premises by Tenant, its successors and assigns, so long as all of the obligations of Tenant are fully performed in accordance with the terms of this Lease; and

b.  Such person shall permit application of any insurance proceeds and condemnation proceeds in accordance with Section 13.2 and Article XVI above, respectively, in the event of damage to or destruction of the Improvements, or condemnation of the Improvements or any part of the Premises,

Tenant agrees that this Lease is subject and subordinate to the lien of such mortgage, deed of trust or other encumbrance which may hereafter affect the Premises. Provided such agreement is obtained, Tenant shall promptly execute and deliver to Landlord such instrument as may be reasonably necessary to effect such subordination, form and content reasonably acceptable to Landlord.”

39.	As of the Effective Date, Section XXIII contained in the Mall Outparcel General Lease Provisions of the Lease shall be deleted in its entirety and the following be substituted in lieu thereof:

“Any notice, demand or other communication is required or permitted by law or any provision of this Lease shall be in writing, addressed to the parties hereto at the respective addresses set out in the Specific Lease Provisions (even if Tenant shall have vacated) or at such other addresses as the party receiving notice shall have theretofore specified by written notice, and (a) deposited with a receipted courier mail service (e.g. Federal Express), (b) deposited in the United States Mail, postage prepaid, Certified or Registered Mail, Return Receipt Requested, or (c) personally delivered to such address. All communications delivered as set forth herein shall be deemed received at the earlier of actual delivery, forty-eight (48) hours after deposit in registered or certified United States mail, postage prepaid or twenty-four (24) hours after deposit with an institutional overnight delivery service. In the event that Tenant moves, Tenant shall notify Landlord in writing within ten (10) days of such new address.”

40.	As of the Effective Date, Section XXIV contained in the Mall Outparcel General Lease Provisions of the Lease shall be deleted in its entirety and the following be substituted in lieu thereof:

“XXIV. EXCULPATION AND LIMITATION ON LANDLORD’S LIABILITY

24.1
Exculpation of Landlord. It is expressly understood and agreed by and between Landlord and Tenant that Landlord shall have no liability for damage or injury to any person or property in, on or about the Premises caused by or resulting from acts or omissions of any tenant, occupant, licensee or invitee of the Mall, electricity, gas, rain, ice, snow, or leakage or flow of water from or into any part of the Improvements, or from any other cause or occurrence, unless such damage or injury is caused by or results from the gross negligence or willful misconduct of Landlord or Landlord’s agents, employees, representatives, or contractors or Landlord’s failure to comply with any of its obligations under this Lease.

24.2
Limitation on Landlord’s Liability. Except with regard to Landlord’s obligation to indemnify Tenant as provided under this Lease or in the event of the negligent act or other omission of Landlord or Landlord’s agents, contractors, servants, employees or licensees, in the event of a default or breach by Landlord in the performance of Landlord’s obligations hereunder or a violation by Landlord of any of the provisions of this Lease, there shall be no personal liability of Landlord and Tenant shall look solely to the equity of Landlord in the Premises and the Mall as well as the current rents, issues, profits and other income Landlord receives from operation of the Mall, net of all current operating expenses, liabilities, reserves and debt service associated with such operation for satisfaction of Tenant’s remedies.”

In the event of a conflict between these Specific Lease Provisions and the General Lease Provisions and Exhibits, the Specific Lease Provisions shall control.

Executed under seal as of the Effective Date stated above.

LANDLORD:		TENANT:
H/S WILSON, INC.		CORNERSTONE BANK
By: Hull Storey Retail Group, LLC

/s/ John W. Gibson	(Seal)	/s/ Norman B. Osborn	(Seal)
By: John W. Gibson		By: Norman B. Osborn
As Its: President & CEO		As Its: President & CEO

TENANT:
CB FINANCIAL CORPORATION
		/s/ Norman B. Osborn	(Seal)
By: Norman B. Osborn
As Its: President & CEO

Additional provision under Paragraph 32 of the Specific Lease Provisions to the Mall Outparcel Lease between H/S Wilson, LLC and Cornerstone Bank.

10.3	Landlord Obligations for Mall and Mall Site Improvements

As a material inducement for Tenant to enter into this Lease, Landlord agrees to complete the following improvements to the Mall and Mall Site within a reasonable time period not to exceed two (2) years after execution of this Agreement or such other reasonable period of time as may be agreed to by Tenant and Landlord in writing:

a.	Remove existing theater & Wendy’s, then build new 10-plex theater
b.	Resurface the parking lot
c.	Relight the parking areas
d.	Intentionally deleted
e.	And other exterior and interior improvements

In the event that Landlord fails to comply with its agreement and obligations under this Section 10.3 and such failure continues for a period of sixty (60) days after written notice from Tenant to Landlord (or such other reasonable period of time as Tenant and Landlord may agree to in writing), Landlord shall be in default under the provisions of this Lease. Upon the occurrence of such default by Landlord, and at any time thereafter, at Tenant’s option, and without limiting Tenant in the exercise of any other rights or remedies which Tenant may have at law or in equity by reason of such breach, with or without notice or demand, Tenant may and shall be entitled to terminate this Lease by giving written notice to Landlord of Tenant’s election to so terminate.

EXHIBIT A

MALL OUTPARCEL GENERAL LEASE PROVISIONS

I. DEMISE

1.1 Demise. In consideration of the obligation of Tenant to pay rent as herein provided and in consideration of the other terms, covenants and conditions hereof, Landlord hereby demises and leases to Tenant, and Tenant hereby takes from Landlord, the Premises, TO HAVE AND TO HOLD said Premises for the Lease Term upon the terms and conditions set forth in this Lease.

II. LEASE TERM

2.1 Lease Term. The Lease shall become fully effective and binding as of the Effective Date. The “Lease Term” means that period commencing on the Effective Date and continuing through the Expiration Date, unless sooner terminated as provided in this Lease or by law or unless extended in accordance with the provisions of the Specific Lease Provisions (if applicable).

2.2 Ratification of Dates. At any time following the Rent Commencement Date, Landlord may furnish to Tenant a notice that will set forth and confirm the Rent Commencement Date and the Expiration Date of the Lease Term and shall be conclusive of those dates unless Tenant responds to the contrary in writing within thirty (30) days after the notice was mailed.

2.3 Option Term. Any option to extend the Lease Term shall be exercisable upon the following conditions: (i) this Lease is in full force and effect; (ii) Tenant is open and operating in the Premises; (iii) Tenant is not in default under this Lease; (iv) written notice of exercise of the option must be given to Landlord at least one hundred eighty (180) days prior to the expiration of the then existing Lease Term or the option will be lost; and (v) Tenant shall renovate and upgrade the Premises to the then prevailing standards for occupancies similar to Tenant’s business in first class regional malls.

III. OCCUPANCY AND ACCEPTANCE OF PREMISES

3.1 Acceptance of Premises. By occupying the Premises, Tenant shall be deemed to have inspected and accepted the same and to have acknowledged that the same comply fully with Landlord’s covenants and obligations hereunder including without limitation the Mall Outparcel Landlord Construction Obligations (if applicable). Except as otherwise specifically provided herein, Tenant acknowledges that the Premises are leased to the Tenant on an “AS IS, WHERE IS” basis, without any representations or warranties, express or implied.

3.2 Deleted intentionally.

IV. RENT

4.1 Monthly Rent: Monthly Rent, including both Minimum Rent and all other monthly payments and changes provided under the Specific Lease Provisions, shall accrue hereunder from the Rent Commencement Date, and shall be payable to Landlord at Landlord’s Post Office Box Address. Monthly Rent shall be payable in advance, without notice, demand or offset. The Prepaid Rent Deposit set forth in the Specific Lease Provisions shall be due and payable upon the execution of this Lease Agreement, and all other installments of monthly Rent shall be due on the first day of each calendar month succeeding the Rent Commencement Date during the Lease Term. If the Rent Commencement Date is other than the first day of the calendar month, then the Monthly Rent for such fractional month shall be prorated based on the ratio of number of days remaining in such calendar month to the number of days in such calendar month.

4.2 Deleted intentionally.

4.3 Deleted intentionally.

4.4 Late Payment. In the event any payment of Monthly Rent is received more than five (5) days after the due date for any reason whatsoever it is agreed that the Monthly Rent for the month shall be increased by an amount equal to five (5%) percent of the total Monthly Rent after written notice and a right to cure. If any Monthly Rent shall remain unpaid for thirty (30) days after the payment is due, the Monthly Rent for that month shall be further increased by an additional five (5%) percent (for a total of 10%). Any such increases shall be payable as Additional Rent hereunder and shall be payable immediately on demand. If any such increase in Additional Rent is payable more than twice during any calendar year, the Landlord may terminate the Lease by giving thirty (30) days written notice to Tenant and the Tenant shall have no right to cure such default. If twice during the Lease Term a Tenant check shall be returned unpaid by Tenant’s bank, Landlord may require, by giving written notice to Tenant (and in addition to any penalty arising out of the above), that all future rent payments be made by cash, cashier’s check, or money order, and that the delivery of Tenant’s personal or corporate check will no longer constitute a payment of rent provided in this Lease. Any acceptance by personal or corporate check thereafter by Landlord shall not be construed as a subsequent waiver of said rights.

V. Deleted intentionally.

VI. MALL SITE ACCESS EASEMENT

6.1 Grant. Landlord grants Tenant during the Lease Term a non-exclusive easement for ingress and egress to and from the Mall Site at all entrance/exit points shown on the Mall Site Plan and such other entrance/exit points as Landlord may establish in the future. Landlord reserves the absolute and unfettered right to relocate any such access points as well as to subdivide and sell areas of the Mall Site, change from time to time the size, dimensions and location of any common areas, roadways and parking fields, as well as the size, dimensions, identity and type of any buildings constituting the Mall or located on the Mall Site and to build additional buildings and improvements on the Mall Site.

6.2 No Parking Easement. Tenant specifically has no parking easement upon or over the Mall Site other than the Premises and Tenant’s employees, customers and invitees shall park only on the Premises except as provided in the Special Stipulations and as outlined on Exhibit B-1. Upon the request of Landlord, Tenant shall furnish within ten (10) days a list of all persons employed by Tenant at the Premises and the license registration numbers of all vehicles owned or used by them. Landlord may, at its election, fine the Tenant a reasonable amount not to exceed $50.00 per occurrence if any of Tenant’s employees do not park within the Premises or the area specified in the Special Stipulations and as outlined on Exhibit B-1. If any such employee violates the parking requirement on more than two (2) occasions the Landlord may elect to ban the employee from parking at locations on the Mall Site other than the Mall Outparcel.

6.3 Maintenance. Landlord shall be responsible for the proper maintenance of the Premises access points, and the manner of maintenance and the expenditures therefore shall be in the sole discretion of Landlord.

5.4 Deleted intentionally.

VII. USE AND CARE OF PREMISES

7.1 Permitted Use and Continuous Operation. The Premises shall be used only for the Permitted Use specified in the Specific Lease Provisions, and for no other purpose without Landlord’s consent which will not be unreasonably withheld based on Landlord’s intent in operating a first class enclosed regional mall. Tenant shall use in the transaction of business in the Premises the Tenant’s Trade Name specified in the Specific Lease Provisions and no other Trade Name. Tenant shall not at any time leave the Premises vacant, but shall in good faith continuously operate throughout the Lease Term and conduct and carry on its business in the entire Premises for the Permitted Use. Tenant shall operate its business in an efficient and reputable manner. Tenant shall not use the Premises in any manner which would violate the exclusive rights of any other existing Tenant as outlined in Exhibit “G” Mall Outparcel Exclusives. Tenant shall procure at its sole expense any permits and licenses required for the transaction of business in the Premises.

7.2 Tenant’s Use and Insurance. Tenant shall not, without Landlord’s prior written consent, keep anything within the Premises or use the Premises for any purpose which increases the insurance premium cost or invalidates any insurance policy carried by Landlord on the Premises or other parts of the Mall Site. All property kept, stored or maintained within the Premises by Tenant shall be at Tenant’s sole risk.

7.3 Noxious Use. Tenant shall not permit any objectionable or unpleasant odors nor any sounds to emanate from the Premises; nor take any other action which would disturb or endanger other tenants of the Mall Site or unreasonably interfere with their use of their respective Premises; nor do anything which would tend to injure the reputation of the Mall.

7.4 Maintenance. Tenant shall take good care of the Premises and keep the same free from waste at all times (except in waste containers designated by Landlord). Tenant shall keep the Premises and sidewalks, serviceways and loading areas adjacent to the Premises and in the Common Areas it uses for the disposal of trans and grease, neat, clean and free from dirt, grease and rubbish at all times, and shall store all trash and garbage within the Premises, and the removal of garbage and trash shall be made only in the manner and areas prescribed from time to time by Landlord. Tenant shall not operate an incinerator or burn trash or garbage. The Tenant shall contract for and provide pest control service for the Premises. Tenant shall maintain all buildings and signs located on Premises in keeping with a first class shopping center. Tenant shall also keep all exterior electric signs, exterior canopy, lighting and any exterior display windows lighted from dusk until 11:00 p.m. every day of the year, including Sundays and holidays.

7.5 Prohibited Use. Tenant shall not use the Premises, or permit or fail to prevent the Premises to be used, (a) for any purpose or in any manner that violates any laws, ordinances, or governmental regulations or which is a public or private nuisance or which would result in an increase in the Landlord’s insurance premiums, (b) for the sale or display of pornography, nudity, graphic violence, drug paraphernalia, or any goods or services that, in the sole and absolute discretion of Landlord, are inconsistent with the image of a family-oriented mall, (c) as a massage parlor, adult bookstore or second-hand store, or (d) to conduct an auction, distress, fire, bankruptcy or going-out-of business sale or similar sales.

7.6 Deleted intentionally.

7.7 Deleted Intentionally

VIII. MAINTENANCE AND REPAIRS

8.1. SEE SPECIAL STIPULATIONS

8.2 Tenant Obligations. Tenant shall keep the Premises in good clean condition and make all needed repairs and replacements to the Premises, including without limitation, to glass, windows, doors, exterior and interior openings, opening and closing devices, frames, moldings, locks and hardware, lighting, electrical, heating, air conditioning and plumbing systems, fixtures, ducts, conduits, fire protection and sprinkler systems, pipes, wiring, electrical, plumbing and other utility outlets, fixtures, bulbs, and tubes but specifically excluding those items to be maintained by Landlord pursuant to Section 8.1 above. In addition, Tenant shall also make any repairs to the Premises or the Mall Site occasioned by the act or negligence of Tenant, its agents, employees, licensees and invitees.

Tenant shall keep and maintain the Premises in a clean, sanitary and safe condition in accordance with applicable lawn and all directions, rules and regulations of the heal officer, fire marshal, building inspector or other proper officials of the governmental agencies having jurisdiction and Tenant shall comply with all requirements of law, ordinances and otherwise, affecting the Premises (including, without limitation, the Americans With Disabilities Act (the “ADA”), if required by that Act), all at Tenant’s sole cost and expense. Notwithstanding the foregoing, under no circumstances is Tenant obligated hereunder to bring structures existing on the Premises prior to the Effective Date of this Lease into compliance with the ADA unless required by that Act as a result of Tenant’s renovations. Tenant shall make any alterations, modifications or repairs to the Premises which may be required by such requirements, including without limitation, the installation of grease traps, backflow regulators and fire protection devices. Tenant also agrees to comply with requirements of any insurance underwriters, inspection bureaus or a similar agency designated by Landlord with respect to the Premises. At the end of the Lease Term, Tenant shall surrender the Premises in good order, condition and repair, reasonable wear and tear excepted. Tenant at its own expense, shall install and maintain such fire extinguishers and other fire protection devices as may be required from time to time by any agency having jurisdiction thereof or by the insurance underwriter insuring the Mall Site upon which the Premises are located.

If any repairs required to be made by Tenant under this Lease are not made within ten (10) days after written notice delivered to Tenant by Landlord (or such other reasonable time as Tenant and Landlord may agree), Landlord may at its option make such repairs without liability to Tenant for any loss or damage which may result to Tenant’s stock or business by reason of such repairs, and Tenant shall pay the Landlord upon demand as Additional Rent hereunder the cost of such repairs plus interest at the Interest Rate (as hereinafter defined) from the date of payment by Landlord until repaid by Tenant.

8.3 HVAC. SEE SPECIAL STIPULATIONS.

IX. ALTERATIONS

9.1 Alterations. Tenant shall not make any alterations, additions or improvements to the Premises without the prior written consent of Landlord, except for the installation of unattached, movable trade fixtures which may be installed without drilling, cutting or otherwise defacing the Premises. All alterations, additions, improvements and fixtures (other than unattached, movable trade fixtures) which may be made or installed by either party upon the Premises including any floor covering cemented or adhesively attached, shall remain upon and be surrendered with the Premises and become the property of Landlord at the termination of this Lease.

9.2 Construction. All construction work performed by Tenant upon and within the Premises (including, without limitation, the Mall Outparcel Tenant Construction Obligation and any alterations performed in accordance with this Article) shall be performed in a good and workmanlike manner, in compliance with all governmental requirements, and in such manner as to cause a minimum of interference with other construction in progress and with the transaction of business in the Mall and on the Mall Site. In addition, all such construction shall be performed in compliance with Exhibit “D” Mall Outparcel Tenant Construction Obligations. Tenant agrees to indemnify and hold Landlord harmless against any loss, liability or damage resulting from such work. Tenant shall given Landlord at least fifteen (15) days prior written notice of Tenant’s intention to commence any construction work upon or within the Premises. In connection therewith, Landlord or Landlord’s representatives shall have the right to go upon and inspect the Premises at all reasonable times, and shall have the right to post and keep posted thereon notices of non-responsibility or such other notices that Landlord may deem to be proper for the protection of Landlord’s interest in the Premises.

9.3 Mechanics Liens. Tenant shall keep the Premises and all other parts of the Mall Site free from any and all liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant. Within ten (10) days after written request therefore by Landlord, Tenant shall (a) bond against or discharge any mechanic’s or materialmens’ lien or (b) furnish Landlord with a copy of the recorded waiver of lien, recorded release of lien, or of the recorded bond discharging such lien. Tenant shall reimburse Landlord for any and all costs and expenses including, without limitation payment of the lien (if applicable), attorneys’ fees, which may be incurred by Landlord by reason of the filing of any such liens and/or removal of same, such reimbursement to be made within ten (10) days after receipt by Tenant from Landlord of a statement setting forth the amount of such costs and expenses such reimbursement to be paid to Landlord in the manner and at the place provided in this Lease.

X. Deleted Intentionally.

XI. SIGNS; EXTERIOR ELEVATIONS

11.1 Tenant’s Signs and Exterior Elevations. Except as provided below, Tenant shall not, without Landlord’s prior written consent (a) make any changes to the exterior elevations or (b) install any exterior lighting, decorations or paintings or (c) erect or install any signs, window or door lettering, placards, decorations or advertising media of any type which can be viewed from the exterior of the Premises, excepting only dignified displays of customary type for its display windows. Tenant’s exterior elevation and all signs, lettering, placards, decorations and advertising media shall conform in all respects to all legal requirements, and shall be subject to Landlord’s approval which shall not be unreasonably withheld. Tenant shall keep all signs and exterior elevations in good condition and in proper operating order at all times.

11.2 Landlord’s Signs. Landlord may display an appropriate “For Rent” sign on the exterior of the Premises for the period commencing six (6) months prior to the end of the Lease Term.

XII. UTILITIES

12.1 Landlord’s Obligations. Landlord agrees to provide at the Rent Commencement Date the utility service connections necessary to supply water, electricity, telephone service and sewerage service to the Premises.

12.2 Tenant’s Obligations. Tenant shall promptly pay all charges for electricity, water, gas, telephone service, sewerage service and other utilities furnished to the Premises including initial connection charges and shall furnish all electric light bulbs and tubes. Landlord may, if it so elects, furnish one or more utility services to Tenant, and in such event Tenant shall purchase the use of such services as are tendered by Landlord, and shall pay on demand as Additional Rent the rates established therefore by Landlord which shall not exceed the rates charged by the local public utility companies. Landlord may at any time discontinue furnishing any such service without obligation to Tenant.

12.3 Trash Removal Charge. Tenant, at Tenant’s expense, shall at all times keep the Premises orderly, neat, safe, clean and free from rubbish and direct, and shall store all trash and other solid waste within the Premises or in such areas as may be designated from time to time by Landlord for such storage. Landlord may direct the use of solid waste disposal contractors at such intervals as Landlord may require. Tenant shall be solely responsible for and shall promptly pay all fees and charges for trash removal required to properly service the Premises irrespective of whether such charges are initially paid in advance by Landlord, or otherwise. Landlord, at its sole option, may elect to furnish any or all services required for trash removal from the Premises, the cost of which will be, at Landlord’s election and upon notice to Tenant, paid as Additional Rent to Landlord (which payment shall include a fifteen percent (15%) administrative fee to Landlord), each calendar month during the Lease Term based upon Landlord’s allocation thereof amongst Mall Site tenants determined in its sole and absolute discretion. At any time during the Term hereof, Landlord may, upon thirty (30) days’ prior written notice to Tenant, discontinue furnishing trash removal services to the Premises without thereby affecting this Lease in any manner or otherwise incurring any liability to Tenant except that Landlord will no longer be required to furnish trash removal services to the Premises. If Landlord does not provide such services, Tenant shall arrange for the regular pickup of all trash, garbage and other solid waste.

XIII. Deleted intentionally.

XIV. NON-LIABILITY FOR CERTAIN DAMAGES & LIMITATION OF ACTIONS

14.1 Limitation on Liability. Landlord and Landlord’s agents and employees shall not be liable to Tenant for any injury to persons or damage to property caused by the Premises or other portions of the Mall Site being or becoming out of repair or by defect in or failure of equipment, sprinkler systems, pipes or wiring, or broken glass, or by the backing up of drains, or by gas, water, steam, electricity or oil leaking, escaping or flowing into the Premises (except where due to Landlord’s willful failure to make repairs required to be made hereunder, after the expiration of a reasonable time after written notice to Landlord of the need for such repairs), nor shall Landlord be liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of third parties or other Tenants of the Mall Site. Landlord shall not be liable in damage or otherwise for any discontinuance, failure or interruption of service to the Premises of Utilities or the air conditioning system and Tenant shall have no right to terminate this Lease or withhold rent because of the same. Landlord shall not be liable for any damages arising from any use, act or failure to act of any other tenant or occupant or their employees, invitees, customers, agents or contractors or any other person in or about the Mall Site.

14.2 Limitation on Actions. Except as provided by any other provisions of this Lease which may prescribe a shorter period, any claim, demand, right or defense of any kind by Tenant which is based upon or arises in connection with this Lease or negotiations prior to execution, shall be barred unless Tenant commences an action thereon within twelve (12) months after the date of occurrence of the act or omission to which the claim, demand, right or defense relates; Tenant hereby waives any statutory limitation periods under applicable state law which may prescribe a longer period.

XV. Deleted intentionally.

XVI. Deleted Intentionally.

XVII. ASSIGNMENT AND SUBLETTING

17.1 Assignment and Subletting by Tenant. Tenant shall not assign, mortgage, encumber, or in any manner transfer this Lease or any estate or interest therein, or sublet the Premises or any part thereof, or grant any license, concession or other right of occupancy of any portion of the Premises without the prior written consent of Landlord, which Landlord may grant or deny in its sole and absolute discretion. Prior to any transfer of this Lease, Tenant shall provide the following information to Landlord:

(A) Name, address and ownership of the proposed transferee.

(B) Current balance sheet and profit and loss statement for the proposed transferee covering at least three (3) years, which shall be certified as true and correct by the proposed transferee.

(C) A full description of the terms and conditions of the proposed transferee, including copies of all purchase and sale agreements.

(D) A full description of the proposed use of the Premises by the proposed transferee.

(E) A list of personal, business and credit references of the proposed transferee.

Consent by Landlord to one or more assignments or sublettings shall not operate as a waiver of Landlord’s rights as to any subsequent assignments and sublettings Landlord may, at his option, require payment of $500.00 and reasonable attorney’s fees as an administrative fee in consideration for granting any assignment or subletting of the Premises. Notwithstanding any assignment or subletting Tenant and any guarantor of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of the Rent herein specified and for compliance with all of its other obligations under the Lease.

17.2 Assignment by Landlord. In the event of the transfer and assignment by Landlord of its interest in this Lease to a person expressly assuming Landlord’s obligations under the Lease, Landlord shall thereby be released from any further obligations hereunder, and Tenant agrees to attorn to and look solely to such successor in interest of the Landlord for performance of such obligations. Any Prepaid Rent Deposit, Security Deposit or other security given by Tenant to secure performance of Tenant’s obligations hereunder shall be assigned and transferred by Landlord to such successor in interest, and Landlord upon such assignment or transfer shall thereby be discharged of any further obligation relating thereto. Tenant agrees promptly to execute such documents and shall evidence recognition of such succession to Landlord and attornment by Tenant.

XVIII. Deleted Intentionally.

XIX. DEFAULT BY TENANT AND REMEDIES

19.1 The following events shall be deemed to be events of default by Tenant under this Lease:

(A) The failure by Tenant to make any payment of Minimum Rent, Additional Rent, Monthly Rent or any other payment required to be made by Tenant hereunder (collectively, “Rent”), when due, and such failure shall continue for a period of five (5) days after written notice from Landlord to Tenant that the same is due and payable or if notice has been given on two (2) occasions of default within a twelve (12) month period as provided by Section 4.4 hereof; or

(B) The failure by Tenant to observe or perform any of the non-monetary covenants, conditions or provisions of this Lease to be observed or performed by Tenant, other than Paragraph (A) above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; or

(C) The insolvency of the Tenant or the execution by Tenant of an assignment for the benefit of creditor; or

(D) The filing by or for reorganization or arrangement by Tenant under any law relating to bankruptcy or insolvency; or

(E) The appointment of a receiver or trustee to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease; or

Upon the occurrence of any such events of default, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever.

A. Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which Landlord may have for possession or arrearage in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying said Premises or any part thereof, without being liable for prosecution or any claim of damages therefore; and Tenant agrees to pay to Landlord on demand the amount of all loss and damage which Landlord may suffer by reason of such termination, whether through inability to relet the perm on satisfactory terms or otherwise.

B. Enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying said Premises or any part thereof, without being liable for prosecution or any claim for damages therefore, and, if Landlord so elects, relet the Premises on such terms as Landlord may deem advisable and receive the rent therefore; and Tenant agrees to pay to Landlord on demand any deficiency that may arise by reason of such reletting. No re-entry or re-taking possession of the Premises by Landlord shall be construed as an election to terminate this Lease, unless Landlord furnishes to Tenant a written notice of termination.

C. Enter upon the Premises, without being liable for prosecution or any claim for damages therefore, and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in this effecting compliance with Tenant’s obligation under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to the Tenant from such action.

D. Enter upon the Premises and post a “For Rent” sign.

E. Accelerate the maturity of all Rent then due or that would come due through the Lease Term (but excluding any Rent due for any unexercised option period).

Pursuit of any of the foregoing remedies shall not preclude pursuit of any other remedies herein provided or provided by law, nor shall pursuit of any other such remedy constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. In determining the amount of loss or damage which Landlord may suffer by reason of termination of this Lease or the deficiency arising by reason of any reletting by Landlord as above provided, allowance shall be made for the expense of repossession and any repairs or remodeling undertaken by Landlord following repossession.

Notwithstanding anything contained herein to the contrary if Tenant has other lease(s) with Landlord or its agent and Tenant is in default hereof or with respect to any one or more of those other lease(s) then, under the cross default provision, any or all such leases, including this Lease, may be deemed to be in default and all rights and remedies afforded to Landlord hereunder and/or with respect to such other leases shall become available to Landlord.

19.2 Attorney’s Fees. In the event that at any time during the Lease Term either Landlord or Tenant shall institute any action or proceeding against the other relating to the provisions of this Lease, or any default hereunder, then and in that event, the unsuccessful party in such action or proceeding agrees to reimburse the successful party for the reasonable expense of attorney fees and attorney disbursements incurred therein by the successful party.

19.3 Deleted intentionally.

19.4 Interest on Unpaid Amounts. Any amounts which may be owing by Tenant to Landlord which remain unpaid for more than five (5) days after the due date shall accrue interest at the rate of the lesser of (i) four percent (4%) over the Prime Rate as set forth in the Wall Street Journal, and (ii) the highest amount permitted by law (the “Interest Rate”).

XX. Deleted intentionally.

XXI. Deleted intentionally.

XXII. Deleted intentionally.

XXIII. Deleted intentionally.

XXIV. Deleted Intentionally.

XXV. SURRENDER OF POSSESSION

Upon expiration or earlier termination of the Lease Term, Tenant agrees to deliver the Premises to Landlord, broomclean and in good condition and repair, reasonable use, wear and tear and natural deterioration excepted, together with all keys and combinations to locks, safes, vaults and security systems and all improvements, alterations, lighting fixtures and equipment at any time installed in, upon or to the interior or exterior of the Premises, all which shall thereupon become the property of Landlord. Before surrendering the Premises, Tenant shall remove all of Tenant’s personal property, signs and trade fixtures, and Tenant agrees to repair any holes, other damage or paint shadows caused thereby. If the exclusive property of Landlord, or Landlord shall have the right to remove and dispose of said property, at the expense of Tenant, and Tenant shall be responsible for all expenses incurred by Landlord therefore. If the Premises are not surrendered as and when aforesaid and after Landlord shall have given to Tenant three (3) days notice to quit, Tenant shall indemnify Landlord against all loss or liability resulting from the delay, including without limitation, claims made by any succeeding occupant founded on such day and attorneys fees and expenses and court costs incurred by Landlord in seeking to retake possession of the Premises.

XXVI. Intentionally omitted.

XXVII. HOLDING OVER

If Tenant fails to timely deliver possession of and vacate the Premise as required, Tenant’s occupation thereafter shall be a tenancy at sufferance on the same terms and conditions as this Lease (other than Lease Term), except the Minimum Rent shall be one hundred twenty-five percent (125%) of the Minimum Rent applicable to the period immediately prior to expiration or termination. Notwithstanding the foregoing, at Landlord’s election, any holding over shall constitute a breach of Tenant’s obligation to surrender the Premises, and Tenant shall be liable to Landlord for all damages (including consequential damages related to prospective tenants lost by the holding over) and costs and expenses, including reasonable attorney’s fees, related thereto, together with interest on all such sums at the Interest Rate.

XXVIII. MISCELLANEOUS

29.1 Relationship. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood that neither the method of occupations of rent, nor any other provision contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant. Whenever herein the singular number is used, the same shall include the plural, and words of gender shall include each other gender.

29.2 Captions. The captions used herein are for convenience only and do not limit or amplify the provisions hereof.

29.3 No Waiver. One or more waivers of any breach of covenant, term or condition of this Lease by either party shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition. Landlord’s acceptance of partial Rent or performance by Tenant shall not be deemed to be an accord and satisfaction or a waiver of any preceding breach by Tenant or any term, covenant or condition of this Lease or of any right of Landlord to a forfeiture of this Lease by reach of such breach, regardless of Landlord’s knowledge of such preceding breach at the time of Landlord’s acceptance. The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act. No term, covenant or condition of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing and executed by Landlord.

29.4 Force Majeure. Whenever a period of time is herein prescribed for action to be taken by Landlord, Landlord shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or beyond the control of Landlord. At any time when there is outstanding a mortgage, deed of trust or similar security instrument covering Landlord’s interest in the Premises, Tenant may not exercise any remedies for default by Landlord hereunder unless and until the holder of the indebtedness secured by such mortgage, deed of trust or similar security instrument shall have received written notice of such default and a reasonable time for curing such default shall thereafter have elapsed.

29.5 Deleted intentionally.

29.6 Entire Agreement. This Lease contains the entire agreement between the parties, and no agreement shall be effective to change, modify or terminate this Lease in whole or in part unless such agreement is in writing and duly signed by the party against whom enforcement of such change, modification or termination is sought.

29.7 Controlling Law. The laws of the state in which the Mall Outparcel is located shall govern the interpretation, validity, performance and enforcement of this Lease. If any provision of this Lease should be held to be invalid or unenforceable, the validity and enforceability of the remaining provision of this Lease shall not be affected thereby.

29.8 Successors and Assigns. The terms, provisions, and covenants contained in this Lease shall apply to, insure to the benefit of and be binding upon parties hereto and their respective heirs, successors, assigns and legal representatives.

29.9 Tenant. If Tenant is more than one person, corporation or other entity (i) all persons, corporations and other entities constituting. Tenant shall be jointly and severally liable as Tenant hereunder.

29.10 Brokers. Except for the Brokers specified in the Specific Lease Provisions, Tenant warrants to Landlord that all negotiations with respect to this Lease (including without limitation, preliminary consideration of the Premises, relevant economics and final Lease provisions) were accomplished without the aid, intervention or employment of any broker or finder of any kind. Tenant shall indemnify, protect, defend and hold Landlord (and Landlord’s partners, joint venturers, affiliates, shareholders and property managers, and their respective officers, directors, employees and agents) harmless from and against any and all Claims arising out of or in connection with any Claims made by any person claiming to be a broker or finder with regard to this Lease other than the Brokers, including without limitation, Claims for commissions and all costs of enforcing this indemnity against Tenant. The obligations of this Section shall survive the expiration or earlier termination of this Lease. Tenant acknowledges that neither Landlord nor any of Landlord’s employees, agents, representatives, contractors nor brokers has made any representation or warranty of any kind respecting (a) the condition of the Premises or the Mall (b) the suitability thereof for Tenant’s use and the conduct of Tenant’s business, (c) occupancy or operation within the Mall of any other person or entity, (d) occupancy costs (it being understood that any estimates of occupancy costs contained in this Lease are estimates only and are not binding upon Landlord).

29.11 No Option. The submission of this Lease to Tenant for examination does not constitute a reservation of or option for the Premises and this Lease becomes effective only upon execution by Landlord and Tenant. Tenant acknowledges that Landlord or Landlord’s agents and employees have made no representation or promises, either express or implied, with respect to the Premises of the Mall except as herein expressly set forth and Tenant further acknowledges no rights, easements, or licenses are acquired by Tenant by implication or otherwise, except as herein expressly set forth.

29.12 Security. Tenant shall be solely responsible for providing security for the Premises. Tenant acknowledges that Landlord is not an insurer of security for the Premises or the parking lot and that Landlord does not undertake to provide security for the Premises or the parking lot. Tenant hereby releases Landlord from and against all claims, actions or causes for alleged liability associated with the security of the Premises or the parking lot.

29.13 Warranty of Authority. If in any event Tenant is a corporation or partnership, Tenant represents and warrants that it is duly formed and in good standing, and has full corporate or partnership power and authority, as the case may be, to enter into this Lease and has taken all corporate or partnership action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation enforceable in accordance with its terms. Tenant shall provide Landlord with corporate resolutions or other proof in a form acceptable to Landlord, authorizing the execution of this Lease a the time of such execution.

29.14 Time is of the Essence. Time is of the essence with respect to each and every provision of this Lease.

29.15 Memorandum of Lease. This Lease shall not be recorded, but at the request of Landlord or Tenant, at any time after the Effective Date, Landlord and Tenant will execute and deliver a short from memorandum of Lease in recordable form containing the basic provisions of this Lease acknowledging that Tenant has accepted possession and reciting the exact Effective Date and termination of this Lease. Within thirty (30) days after the expiration or earlier termination of the Lease Term or any option to extend, as applicable, Tenant shall execute and deliver to Landlord a notice of termination in a recordable form reasonably acceptable to Landlord and sufficient to cause a title insurance company to insure over such short form memorandum of lease.

EXHIBIT “B”

[Graphic Omitted]

EXHIBIT “B-1”

[Graphic Omitted]

EXHIBIT D

MALL OUTPARCEL TENANT CONSTRUCTION OBLIGATIONS

I. ACCEPTANCE

Tenant acknowledges that in the absence of advance written notice to the contrary, Tenant’s taking occupancy of the Premises or the commencement of the Mall Outparcel Tenant Construction Obligations shall constitute Tenant’s acknowledgement that the Mall Outparcel Landlord Construction Obligations have been completed and the Tenant’s acceptance of the Premises in their “AS IS, WHERE IS” condition.

II. DESIGN

2.1	Plans and Specifications
Unless otherwise provided in the Special Stipulations, Tenant shall within thirty (30) days after the Effective Date submit to Landlord for Landlord’s written approval detailed plans and specifications (the “Plans and Specifications”) of the Mall Outparcel Tenant Construction Obligations to be performed by Tenant in accordance with all governmental requirements, including without limitation any requirement for architect or engineer stamped drawings, and shall address any and all demolition, masonry, roofing, glass, drywall, lighting, carpeting, flooring, painting, ceiling, slat wall, electrical, plumbing, signage, storefront, gates, doors, counters, case goods, countertop, tile, detailed merchandise display and fixture plan, as well as sample boards relative to colors and materials relative to Tenant’s Work. Tenant shall under separate cover submit for specific Landlord written approval special plans (the “Special Plans”) for any proposed roof penetration or modification to any sprinkler, HVAC, electrical, gas, water, sewer or cable system.

2.2	Deleted intentionally.

2.3	Class A Prototype
Unless otherwise provided in the Special Stipulations, the Plans and Specifications shall provide for Tenant’s newest and leading Class A prototype to be constructed in the Premises.

2.4.	Architect
If so provided in the Special Stipulations, Tenant shall employ a Landlord approved registered architect to prepare the Plans and Specifications.

2.5	Approval Process
Three (3) sets of the Plans and Specifications as well as any Special Plans shall be submitted for Landlord review and approval, and Tenant shall allow two weeks for the initial review process.

2.5.1	All specifications shall be typed and placed on architectural drawings or on a separate 24” x 36” plan sheet.

2.5.2	All revisions are to be made by change to the drawings and not by addendum.

2.5.3	Tenant’s Plans and Specifications or Special Plans shall be approved by the Landlord prior to any applications for permits.

2.5.4
One (1) set of the final revised and approved Plans and Specifications and Special Plans, if any (the “Final Tenant Plans”) shall be returned to the Tenant and marked “Approved for Construction”. Such Final Tenant Plans must remain on the jobsite at all times for the use of the Landlord or any designated representative.

2.6	Commencement
Mall Outparcel Tenant Construction Obligations shall not commence unless and until Tenant has received Landlord’s written approval of the Final Tenant Plans.

III. CONSTRUCTION

3.1	Contractor Approval

Tenant shall obtain Landlord’s prior written approval of Tenant’s general contractor. Landlord may require Tenant to use Landlord’s roofing or any other necessary subcontractors, if any, in order to maintain existing warranties.

3.2	Mobilization
No mobilization of construction shall occur until the following items have been submitted to Landlord’s Tenant Coordinator:

3.2.1
Tenant’s Certificate of Liability insurance naming Landlord as an additional insured with limits of at least One Million ($1,000,000) Dollars for each person and One Million ($1,000,000) Dollars for each occurrence for bodily injury and One Million ($1,000,000) Dollars aggregate for property damage.

3.2.2	Tenant’s Certificate of Worker’s Compensation for all Tenant’s employees.

3.2.3
Contractor’s Certificate of Liability insurance naming Landlord as an additional insured with limits of at least One Million ($1,000,000) Dollars for each person and One Million ($1,000,000) Dollars for each occurrence for bodily injury and One Million ($1,000,000) Dollars aggregate for property damage.

3.2.4	Contractor’s Certificate of Worker’s Compensation for all of Contractor’s employees.

3.2.5	A copy of the Demolition (if necessary) and Building Permit.

3.2.6	Completed W-9 Tax form for Contractor.

3.2.7	Contractors complete name, telephone number, fax number, email address, and a copy of License.

3.2.8	Name and mobile telephone number of Contractor’s project manager and project superintendent.

3.2.9
Copy of Tenant’s contract with the general contractor and the construction schedule of values. Such construction contract shall require the general contractor to waive all lien rights against the Mall or Premises.

3.3	Indemnification

Tenant indemnifies Landlord against all liens filed as a result of Tenant’s construction. Tenant shall bond any liens filed against the Mall or the Premises from Tenant’s work within ten (10) days of the filing of the lien.

3.4	Notice to Proceed
Construction shall not commence unless and until Tenant has received from Landlord a written Notice to Proceed.

3.5	Completion

Tenant shall diligently prosecute the completion of the Mall Outparcel Tenant Construction Obligations and shall notify Landlord in writing when the Mall Outparcel Tenant Construction Obligations have been completed, that the Tenant’s architect (if required) has inspected and approved such work, and that the work has been performed in accordance with Final Tenant Plans and all governmental requirements.

Upon such completion and Landlord’s receipt of Tenant’s notice, Landlord will make a final inspection of the Mall Outparcel Tenant Construction Obligations, and Landlord will require the following:

3.5.1	Certificate of Occupancy.

3.5.2	Final approval letter and inspection certificate from the State Fire Marshal’s Office.

3.5.3	Copy of Certificate of Final Lien Waiver from Tenant’s general contractor, running to the benefit of Landlord and Tenant.

3.5.4
Any work not conforming to the Final Tenant Plans shall be corrected by Tenant. If Tenant does not make the necessary corrections, after receiving written notice of same from Landlord, Landlord shall have the option to make the necessary corrections and Tenant shall, within ten (10) days after demand, reimburse Landlord for the actual costs incurred.

3.5.5
If required by the Special Stipulations, Tenant’s architect’s AIA Certificate of Complete that the Premises has been constructed in accordance with the Final Tenant Plans and all government requirements and are one hundred percent (100%) complete.

IV. CONTRACTOR PROCEDURES

4.1	Mall Outparcel Construction Conditions and Considerations

Tenant specifically acknowledges that the Premises are located on the Mall Site which is open to the public and occupied by other tenants operating seven days a week and 3,600 hours per year and that the conduct of all construction activity on the Premises shall be subject to Landlord approval in consideration of the requirement not to interfere with the continuous operations of the Mall and the businesses of all other Mall tenants. Certain construction activities including noisy or dusty processes may only take place during non-operating hours. Landlord may in its sole discretion determine the hours and the conditions for certain construction activities. Landlord reserves the right to approve all staging and work areas, and shall keep all such areas clean and safe on a daily basis.

4.2	Specific Mall Outparcel Procedures

4.2.1	Contractors are to obtain their own trash containers, and their locations shall be determined by Landlord.

4.2.2	No Mall Site utilities are used by Contractors.

4.2.3	If fire main is shut down, the Fire Department is to be notified. All sprinkler work is to be done by the Landlord’s sprinkler company, paid for by the Tenant.

4.2.4	All roof penetrations are to be done by Landlord’s room contractor, paid for by Tenant.

4.2.5	No fire exits or fire corridors are to be blocked or used for storage.

4.2.6	All construction workers are to maintain proper attire (including shirts) at all time.

EXHIBIT G

PARKWOOD MALL EXCLUSIVES

Camelot
Landlord covenants and agrees that it shall not lease, rent or permit any premises in the Shopping Center to be occupied or otherwise used for the sale of entertainment recordings of pictures and/or sound and/or equipment and/or devices for the display and reproduction of pictures and/or sound either as a primary, or incidental use; excepting only existing tenants as of the date of execution hereof, wherein the leases of such existing tenants permit the sales herein above prohibited.

Dollar Tree
With the exception of (a) any operations with the word “Dollar” in their trade name operating in the Shopping Center at the time of execution of this Lease, (b) any operations currently operating pursuant to a lease that allows the tenant to change its trade name without Landlord’s prior consent, Tenant shall have an “exclusive” for a single price point variety retail store. Landlord will not permit any other occupant to the Shopping Center to operate a retail variety store who Principal Business (hereinafter defined). Is selling merchandise at a single price point or retail operations with the word “Dollar” in their trade name.

Firestone
Landlord covenants that during the term of this lease or any extension thereof he will neither engage in the business of buying, selling or repairing tires, tubes or batteries within a radius of five hundred feet (500) feet of the Demised Premises, nor sell, lease or consent to a sale or lease of other lands in which he has an interest whereon shall be conducted a business that is engaged in the buying, selling or repairing of tires, tubes or batteries within a radius of five hundred (500) feet of Demised Premises. Any existing business currently engaged in the aforesaid buying, selling or repairing within Landlord’s shopping center is hereby excepted from the requirements of the proceeding sentence, to include Penney’s (who may go back in the TBA business).

Movie Gallery
During the term of this lease and any extension or holdover terms, Landlord grants to Tenant exclusive video rental store rights in the Center in which the Leased Premises are located, including out parcels thereof.

The Shoe Dept.
During the term of this Lease, Landlord grants to Tenant exclusive operation of a shoe store.